CIMFLEX TEKNOWLEDGE                                            November 29, 1993

TO:      Frederick Hayes-Roth
Subject: Cimflex Teknowledge Stock Option Grants for Key Employees


In recognition of the major contribution that key employees can make to the success of Cimflex Teknowledge, the Compensation/HR Committee of the Board of Directors has approved the issuance of additional new options, in accordance with the provisions of the 1989 Stock Option Plan, to key contributing employees of the Company.

To enable us to share in the success of the Company and in view of your earnest contributions and efforts, I am pleased to offer to you 1,031,317 shares Stock Options at an exercise price of $0.02 per share. This represents 4% of the fully diluted No. of shares outstanding or 25,782,928 shares. Options granted shall become vested as of 12/31/93.

Congratulations, and I look forward to your continued dedicated efforts towards the advancement and progress of Cimflex Teknowledge Corporation. Please sign your name under "Optionee", and return the agreement to me. In turn, the form will be signed by an Officer of the Company and returned to you.

Sincerely,
/s/ Dennis Bugbee
Dennis Bugbee Director of Finance & Treasurer

OPTIONEE:                                    CIMFLEX TEKNOWLEDGE CORPORATION

/s/ Frederick Hayes-Roth                     By:      /s/ Frederick Hayes-Roth
                                             Title:   Chairman & CEO